Exhibit 99.1
FOR IMMEDIATE RELEASE
Bell Microproducts Announces Record Second Quarter Revenue
Preliminary Second Quarter Revenue Increased Approximately 3%
to a Range of $960 Million to $970 Million
SAN JOSE, CA — July 17, 2008 — Bell Microproducts Inc. (BELM.PK), one of the world’s largest value-added distributors of storage and computing technology, today announced preliminary revenue for the second quarter ended June 30, 2008. Revenue for the Company’s second quarter increased approximately 3% from the same quarter of the prior year to a range of $960 million to $970 million. Revenue increased in the Company’s European and Latin American distribution businesses and in its North American Enterprise Group, partially offset by a decline in its North American distribution business. Included in the revenue increase was the positive impact of fluctuations in foreign currencies of approximately $31 million.
Revenue and product mix for each of the three major geographies consisted of the following:
•	North American revenue declined 2% compared to the second quarter of 2007 and comprised approximately 41% of total revenue in the quarter. The North American Enterprise Group, driven by ProSys, generated 32% revenue growth during the quarter offset by a 15% decline in the North American distribution segment compared to last year’s second quarter. By product category, the Company’s North American Solutions revenue, which includes storage systems, computer platforms, networking products, and related software and services, increased 9% from the same period last year, driven primarily by increased enterprise demand. This growth, however, was offset by slower disk drive demand. Revenue generated by Components and Peripheral products, mostly consisting of disk drives and industrial components, declined 14% in North America during the quarter as compared to the second quarter of 2007.
•	Latin America revenues increased 16% year-over-year and represented 16% of total revenue in the most recent quarter. Latin American Solutions product revenue increased 68% compared to the second quarter of 2007 due primarily to growth in demand for computer platforms. Components and Peripheral sales increased by 8% compared to the second quarter of 2007 due to growth in disk drive and memory sales.

•	The Company’s European sales increased 3% from the second quarter of last year and represented approximately 43% of total revenue. The European Solutions product category increased 3%, driven by strong storage systems growth of 27%, partially offset by lower sales of computer platforms and software. The Components and Peripherals category increased 5% due to growth in other components and the positive currency impact.
Revenue for the major categories of products and services consisted of the following:
•	The Solutions category grew 8% to represent 58% of total revenue in the second quarter of 2008 compared to 55% in the second quarter of 2007, driven primarily by sales of storage systems, computer platforms, networking products, and tape drives.
•	The Components and Peripherals category declined 3% and represented 42% of total second quarter revenue compared to 45% of sales in the second quarter of 2007. Disk drive revenue, which is included as a portion of Components and Peripherals revenue, declined 6% and represented approximately 25% of total revenue in the second quarter of 2008.
“We generated modest year-over-year revenue growth in the second quarter despite the economy and slower technology spending,” commented W. Donald Bell, President and Chief Executive Officer of Bell Microproducts, “We are particularly pleased with the growth of Solutions products in this seasonally softer quarter and the challenging economic environment. Our newest North American Enterprise Group unit, ProSys, generated its highest quarterly sales results since the acquisition in late 2006. In Latin America, we achieved sequential growth and double digit year-over-year growth as technology spending continues at higher rates. Disk drive sales in North America and Europe were disappointing due to market conditions in both geographies, which led to lower volumes and resulting rebates. As a result of the mix shift to higher margin Solutions sales, we anticipate reporting a slight improvement in gross margins in the second quarter compared to the same quarter last year. Although the economic environment is expected to remain challenging, our focus will continue to be on solid execution through the balance of 2008.”
The Company is unable at this time to provide additional quantitative information regarding its results for the second quarter of 2008 until the previously-announced restatement of its financial statements for certain prior periods, and the related audits and reviews, have been completed.
About Bell Microproducts
Bell Microproducts is a leading international, value-added distributor of a wide range of high-tech products, solutions and services, including storage systems, servers, software, computer components and peripherals, as well as maintenance and professional services. An industry-recognized specialist in storage products, the Company is one of the world’s largest storage-centric value-added distributors.

Bell Microproducts is uniquely qualified with deep technical and application expertise to service a broad range of information technology needs. From design to deployment, its products are available at any level of integration, from components to subsystem assemblies and fully-integrated, tested and certified system solutions. More information can be found in the Company’s SEC filings, or by visiting the Bell Microproducts Web site at www.bellmicro.com.
Safe Harbor Statement
This release contains forward-looking statements that are based on the current opinions and estimates of management, and speak only as of the date on which they are made. Such forward-looking statements include, but are not limited to, management’s preliminary estimates of quarterly revenues, management’s expectations regarding the Company’s operating results for the second quarter of 2008, the expectation that a softening global economic environment will continue, the expectation that the Company has and can continue to maintain its market share in key product categories, the expectation that technology spending will continue at higher rates in the Company’s Latin America markets, the expectation that the Company will report a sequential increase in gross margins in the second quarter of 2008, and the results of the restatement of the Company’s historical financial statements. Actual results could differ materially from such statements as a result of many risks and uncertainties, including: global economic conditions in 2008 may worsen; technology spending may decrease in one or more of the markets in which the Company operates, including Latin America; necessary adjustments to prior period financial statements as a result of our restatement and the detailed accounting and related tax impacts from such adjustments may be material and/or significant; the requirement that accounting adjustments, in addition to those that have already been identified, be made; the preliminary estimates of accounting adjustments are not accurate; other errors in the Company’s accounting could be identified resulting in additional adjustments; the adjustments related to the Company’s current review of its historical accounting for reserves, accruals, and other accounting estimates could be significant and/or material; the activities necessary to complete the restatement could divert significant management time and attention away from the operations of the Company; the inability of the Company to maintain or grow market share in key product and other categories; and the costs incurred by the Company in 2008 for extraordinary legal, accounting, and other professional fees related to the restatement may be significant. Investors should also take into account the risks described in the Company’s periodic reports filed with the Securities and Exchange Commission when making investment decisions. Investors are cautioned not to place undue reliance on these forward-looking statements, and the Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

CONTACT:	Rob Damron
Investor Relations Representative
Bell Microproducts Inc.
(414) 224-1668
ir@bellmicro.com